Exhibit 99.4

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of [●], 2019 (this “Agreement”), by and between Sachem Head Capital Management LP (“Sachem Head”) and [●] (“Nominee”).
  WHEREAS, Sachem Head has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of Sachem Head for election to the Board of Directors (the “Board of Directors”) of Eagle Materials Inc., a Delaware corporation (the “Company”), at the 2019 annual meeting of stockholders of the Company (including any adjournments or postponements thereof) (the “Annual Meeting”) and/or at any special meeting of the stockholders of the Company (including any adjournments or postponements thereof) (a “Special Meeting”) and (ii) named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting;
  WHEREAS, Sachem Head may solicit proxies from the stockholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting and/or a Special Meeting (the “Solicitation”); and
  WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means.
  NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Sachem Head that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
  1.           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:
  “Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Sachem Head, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.
  “Expenses” means all reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable out-of-pocket costs and expenses of Nominee incurred in connection with seeking enforcement of this Agreement in the event that Nominee is successful in such enforcement action, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in any information provided by Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).
  “Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).
  2.           Agreement to be Named and Serve; Consideration.  Nominee hereby agrees to (a) be a nominee for election to the Board of Directors of the Company at the Annual Meeting and/or a Special Meeting, (b) be named as such in the proxy soliciting materials related to the Annual Meeting and/or a Special Meeting, (c) serve as a director of the Company if so elected at the Annual Meeting and/or a Special Meeting or appointed by other means, (d) devote the time and energy necessary to participate in the Solicitation as requested by Sachem Head, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making him or herself available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons Sachem Head may reasonably request in connection with the Solicitation, the election of the Slate or any stockholder resolutions Sachem Head may determine to bring before the Company’s stockholders in connection with the Solicitation and (e) subject to Section 4 below, reasonably cooperate with Sachem Head in connection with any litigation or investigation arising out of or related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such action or investigation.  [Sachem Head will pay Nominee $100,000 upon execution of this Agreement (the “Nominee Payment”), provided that Nominee agrees to promptly repay the Nominee Payment to Sachem Head if (i) the results of the background and reference check referred to in Section 3 hereof is unsatisfactory to Sachem Head in its sole discretion, or (ii) Nominee withdraws from the Slate for any reason prior to the termination of this Agreement. Except as set forth herein, the parties hereto agree that Nominee shall not be entitled to receive any cash or other consideration from Sachem Head in respect of Nominee’s agreements contained herein, whether or not Nominee is elected to the Board of Directors of the Company.]1
3.           Questionnaires; Disclosure of Information.  Nominee hereby agrees (a) to promptly complete and sign one or more questionnaires requesting information relating to Nominee’s background and qualifications (the “Questionnaires”) and the written representation and agreement, consent and statement that are required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board of Directors and to serve as a director if elected, in each case pursuant to Section 2.12 of Article II of the Company’s bylaws (the “Representation and Agreement”), (b) that Nominee’s responses in the Questionnaires and the representations made in the Representation and Agreement will be true, complete and correct in all material respects and will not omit any material information, (c) that Nominee will provide true, correct and complete information concerning such other matters as are required or customary to be disclosed regarding Nominee, his or her nomination to the Board of Directors or the Solicitation under (i) the Company’s bylaws or (ii) pursuant to the rules and regulations contained in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, (d) that Nominee will promptly provide any additional information as may be requested by Sachem Head, such information to be true and correct and not omit any material information, and (e) that Nominee will promptly notify Sachem Head of any changes or updates to any information provided by Nominee to Sachem Head pursuant to this Section 3.  Nominee further agrees that Sachem Head may forward the Representation and Agreement and the Questionnaires to the Company, and both Sachem Head and the Company may at any time, in their respective discretion, publicly disclose such information, as well as the existence and contents of this Agreement.  Furthermore, Nominee understands that Sachem Head may elect, at its expense, to conduct a background and reference check of Nominee and Nominee agrees to complete and execute any necessary authorization forms or other documents required in connection therewith.
  4.           Indemnification.
  (a)           In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Sachem Head or a designee thereof, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that, except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to Sachem Head accompanied by supporting documentation).
Nominee shall give Sachem Head prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as Nominee becomes aware thereof.

1 Included in Ms. Lane’s Form of Engagement and Indemnification Agreement.

(b)           In the case of the commencement of any Claim against Nominee in respect of which he or she may seek indemnification from Sachem Head hereunder, Sachem Head will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim.  In addition, Sachem Head shall have the right to assume control of the defense of such Claim with counsel chosen by Sachem Head.  To the extent that Sachem Head may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Sachem Head hereunder, Sachem Head shall provide Nominee with written notice of Sachem Head’s election to assume the defense of such Claim.  From and after such election by Sachem Head to assume defense of a Claim, Sachem Head will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith).  If, in any action for which indemnity may be sought hereunder, Sachem Head shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Nominee, or Nominee shall have been advised by his or her independent counsel in writing that it would constitute a conflict of interest for the same counsel to represent both Nominee and Sachem Head in such action, or if Nominee has been advised by independent counsel that Nominee has separate or additional defenses than those available to Sachem Head with regard to such action, Nominee shall have the right to employ his or her own counsel reasonably satisfactory to Sachem Head in such action, in which event Sachem Head shall pay directly or reimburse Nominee for any costs not paid directly for all reasonable out-of-pocket legal fees and expenses incurred by Nominee in connection with the defense thereof; provided, however, that Sachem Head shall be obligated to pay for only one firm to serve as counsel for all of Sachem Head’s nominees for election to the Board of Directors.  Nominee shall not settle any action without the prior written consent of Sachem Head, which consent shall not be unreasonably delayed or withheld.  Sachem Head shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably delayed or withheld).
(c)           Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by Sachem Head or a designee thereof any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to Sachem Head or a designee thereof by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses. The indemnification and reimbursement arrangements contemplated herein shall only take effect if Nominee is publicly named as a member of the Slate.
(d)           Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Sachem Head provided by this Agreement will not apply to any event or occurrence (i) prior to the date hereof or subsequent to the conclusion of the Solicitation or such earlier time as Nominee is no longer a member of the Slate, or (ii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.
5.            Publicity.  From and after the date hereof until the date on which Nominee is elected or appointed to serve as a Director, Nominee shall coordinate with Sachem Head with respect to Nominee’s public disclosures regarding the Solicitation, including press releases, public announcements and statements or disclosures to the media concerning this Agreement, the Solicitation or any of the matters contemplated hereby, by using commercially reasonable efforts to notify Sachem Head with respect to any planned media engagements and, to the extent feasible, to coordinate with Sachem Head on the text of such disclosures or topics to be discussed in connection with such engagements.
  6.           No Agency.  Each of Sachem Head and Nominee acknowledges that Nominee is not acting as an agent of Sachem Head or in a fiduciary capacity with respect to Sachem Head and that Nominee is not assuming any duties or obligations to Sachem Head other than those expressly set forth in this Agreement.  Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and nothing contained herein shall entitle Nominee to any compensation from Sachem Head.  Each of Sachem Head and Nominee further acknowledges that, should Nominee be elected to the Board of Directors of the Company, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by Sachem Head, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his or her fiduciary duties to the Company and its stockholders.  Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a Company director, which shall be based on Nominee’s independent business judgment.  Each of Sachem Head and Nominee further acknowledges that there is no agreement between or among them regarding the voting or holding of any shares of the Company.
7.           Amendment; Waiver; Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  The parties may not waive or vary any right hereunder except by an express written waiver or variation.  Any failure to exercise or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.
  8.           Subrogation.  In the event of payment under this Agreement, Sachem Head shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Sachem Head effectively to bring suit to enforce such rights.
  9.           No Duplication of Payments.  Sachem Head shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent

Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.  In addition, Nominee shall be required to reimburse Sachem Head for any indemnification payments made to Nominee by Sachem Head for any Losses to the extent that Nominee subsequently receives payment of such amounts from another source.
 10.           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, if to Sachem Head, to:
Sachem Head Capital Management LP
250 West 55th Street, 34th Floor
New York, New York 10019
Attention: Michael Adamski
Telephone: (212) 714-3314
Facsimile: (212) 714-3301
Email: michael@sachemhead.com

with a copy to (which copy shall not constitute notice hereunder):
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Richard M. Brand, Esq.
    Joshua A. Apfelroth, Esq.
Telephone: (212) 504-5757; (212) 504-6391
Facsimile:  (212) 504-6666
Email: richard.brand@cwt.com; joshua.apfelroth@cwt.com

if to Nominee, to:
[●]
[●]
[●]
Attention: [●]
Telephone: [●]
Facsimile:  [●]
Email: [●]

with a copy to (which copy shall not constitute notice hereunder):

[●]
[●]
[●]
Attention: [●]
Telephone: [●]

Facsimile:  [●]
Email: [●]

or such other address, email address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 10.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 10.
  11.           Termination.  This Agreement shall automatically terminate on the earlier to occur of (a) the completion of an unsuccessful Solicitation and (b) Nominee’s election or appointment to the Board of Directors; provided, that Sachem Head may terminate this Agreement at any time upon written notice to Nominee; provided, further, that Sachem Head’s obligations with respect to advancement, reimbursement and indemnification hereunder and Nominee’s obligations with respect to non-disclosure, advancement, reimbursement and indemnification hereunder shall each remain in full force and effect and survive the termination of this Agreement.
12.           Nominee Acknowledgement.  Nominee acknowledges that Sachem Head shall be under no obligation to nominate Nominee for election.  Nominee acknowledges that Sachem Head will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosure.
13.           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 10, such service to become effective ten days after such mailing.
14.           Execution by Counterparts/Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by facsimile or PDF.
15.           Expense Reimbursement.  Sachem Head hereby agrees to reimburse Nominee for his or her reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable out-of-pocket travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he or she needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) he or she will employ counsel selected by Sachem Head and reasonably satisfactory to Nominee.  Should Nominee be elected to the Board of Directors of the Company, other than as expressly set forth herein, Sachem Head will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election to the Board of Directors of the Company.
16.           Non-Disclosure.  Nominee acknowledges and agrees to hold in strict confidence and will not use nor disclose to third parties information Nominee receives from Sachem Head or any of its agents or representatives or information developed by Nominee based upon such information Nominee receives from Sachem Head or any of its agents or representatives, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Sachem Head or its agents or representatives) which does not have a legal, contractual or fiduciary obligation of confidentiality to Sachem Head or its agents or representatives, (c) following Nominee’s election as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s fiduciary duties under applicable law or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to use commercially reasonable efforts to notify Sachem Head promptly so that Sachem Head may seek a protective order or other appropriate remedy or, in Sachem Head’s sole discretion, waive compliance with the terms of this Section 16; provided, further, that in the event that no such protective order or other remedy is obtained, or that Sachem Head waives compliance with the terms of this Section 16, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with Sachem Head’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information.  Nominee further agrees not to (i) make any public communication relating to the Solicitation without the prior permission of Sachem Head and (ii) stand for election through nomination by the Company or any other stockholder of the Company (other than Sachem Head), as director of the Company without the prior permission of Sachem Head.  Nothing in this Section 16 shall constrain Nominee’s communications with his or her counsel, or prevent Nominee from disclosing information to his or her counsel.
  17.           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.
18.            Headings.  The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.
19.            Warranty of Authority.  Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
20.            Remedies.  Nominee hereby acknowledges that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee obligations in Sections 2, 3, 4, 5 and/or 16 and that any such breach would cause Sachem Head irreparable harm.  Accordingly, Nominee also agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5 and/or 16 Sachem Head, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SACHEM HEAD CAPITAL MANAGEMENT LP

By:	Uncas GP LLC, its General Partner

By:
Name:	Scott D. Ferguson
Title:	Managing Member

Name: [Nominee]

[Signature Page to Engagement and Indemnification Agreement]